Exhibit 99.1

MSCI Reports Financial Results for Fourth Quarter and Full-Year 2016

NEW YORK--(BUSINESS WIRE)--February 2, 2017--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended December 31, 2016 (“fourth quarter 2016”) and full-year ended December 31, 2016 (“full-year 2016”).

Financial and Operational Highlights for Fourth Quarter and Full-Year 2016
(Note: Percentage and other changes refer to fourth quarter 2015 unless otherwise noted.)

  7.3% increase in operating revenues, combined with a 0.9% increase in operating expenses, drove a 17.2% increase in operating income, with a 28.1% increase in diluted EPS and a 22.7% increase in adjusted EPS.
  Full-year 2016 diluted EPS and adjusted EPS up 33.0% and 30.6%, respectively, on strong operating results and the impact of share repurchases.
  10.7% increase in Index revenue driven by a 10.5% increase in subscription revenues and an 11.1% growth in asset-based fees.
  Operating margin increase of 360 basis points to 43.0%; adjusted EBITDA margin increase of 370 basis points to 50.2%.
  Record quarterly recurring sales of $42.2 million, up 22.7%; Net new recurring sales up 37.3% despite higher cancels.
  Continued strong retention – full-year 2016 Aggregate Retention Rate of approximately 93%.
  In fourth quarter 2016 and through January 27, 2017, a total of 4.2 million shares were repurchased at an average price of $80.27 per share for a total value of $339.7 million. A total of $0.8 billion remains on the outstanding share repurchase authorization.
	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2016	2015	2016	Change	2016	2015	Change
Operating revenues	$292,812	$272,893	$288,433	7.3%	$1,150,669	$1,075,013	7.0%
Operating income	$126,012	$107,543	$123,260	17.2%	$488,104	$403,898	20.8%
Operating margin %	43.0%	39.4%	42.7%		42.4%	37.6%

Diluted EPS	$0.73	$0.57	$0.68	28.1%	$2.70	$2.03	33.0%
Adjusted EPS	$0.81	$0.66	$0.77	22.7%	$3.03	$2.32	30.6%

Adjusted EBITDA	$146,957	$126,914	$143,324	15.8%	$569,457	$481,697	18.2%
Adjusted EBITDA margin %	50.2%	46.5%	49.7%		49.5%	44.8%

“Our strong financial performance in 2016 reflects the leadership role we are playing as a preferred provider of mission-critical investment decision support tools to our clients,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“In 2016 we fired on all cylinders, delivering increases of 33% and 31% in diluted EPS and adjusted EPS, respectively, driven by a 7% increase in revenue, a 1% decline in costs, the repurchase of 10 million shares, and a 180 point reduction in our effective tax rate. To build on these results and drive our future growth, we are continuing to invest in our global equity products, fixed income, factors, ESG, exchange-traded derivatives linked to our indexes, new services, real estate and our new Analytics platform,” added Mr. Fernandez.

“We believe that the Company has significant growth opportunities ahead, and we will look to build on the positive momentum we established over the past year to capitalize on these new growth opportunities for the benefit of our shareholders in 2017 and beyond,” concluded Mr. Fernandez.

Fourth Quarter and Full-Year 2016 Consolidated Results

Revenues: Operating revenues for fourth quarter 2016 increased $19.9 million, or 7.3%, to $292.8 million, compared to $272.9 million for the three months ended December 31, 2015 (“fourth quarter 2015”). The $19.9 million increase in revenue was driven by a $13.2 million, or 6.1%, increase in recurring subscriptions (principally as a result of an $8.5 million, or 9.3%, increase in Index recurring subscriptions), a $5.6 million, or 11.1%, increase in asset-based fees (driven primarily by higher revenue from non-ETF passive funds), and a $1.2 million, or 17.0%, increase in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, subscription revenues (includes recurring subscriptions and non-recurring revenues) would have increased 7.8% in fourth quarter 2016 versus 6.4% on a reported basis.

For full-year 2016, operating revenues increased $75.7 million, or 7.0%, to $1,150.7 million, compared to $1,075.0 million for full-year ended December 31, 2015 (“full-year 2015”). The $75.7 million increase was driven by a $56.1 million, or 6.5%, increase in recurring subscriptions (principally as a result of a $36.2 million, or 10.3%, increase in Index recurring subscriptions), a $12.3 million, or 6.2%, increase in asset-based fees, driven by higher revenue from non-ETF passive funds and futures and options contracts, and a $7.3 million, or 37.2%, increase in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, subscription revenues (includes recurring subscriptions and non-recurring revenues) for full-year 2016 would have increased 7.8% versus 7.2% on a reported basis.

Run Rate: Total Run Rate at December 31, 2016 grew by $74.1 million, or 6.8%, to $1,163.3 million, compared to December 31, 2015. The $74.1 million increase was driven by a $58.1 million, or 6.5%, increase in recurring subscription Run Rate to $946.3 million and a $15.9 million, or 7.9%, increase in asset-based fee Run Rate to $217.0 million. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription Run Rate would have increased 7.2% in fourth quarter 2016. Recurring subscriptions and asset-based fees at December 31, 2016 represented 81.3% and 18.7%, respectively, of total Run Rate.

Expenses: Total operating expenses increased $1.5 million, or 0.9%, from fourth quarter 2015 to $166.8 million, primarily driven by higher depreciation associated with our data centers and purchased software. From an activities perspective, higher operating expenses were primarily driven by increases in selling and marketing and research and development, offset by lower general and administrative expenses and cost of revenues. Adjusted EBITDA expenses, defined as operating expenses less depreciation and amortization, decreased $0.1 million, or 0.1%, from fourth quarter 2015 to $145.9 million. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for fourth quarter 2016 would have increased 3.5% and 2.7%, respectively, compared to fourth quarter 2015. Operating margin for fourth quarter 2016 was 43.0% compared to 39.4% for fourth quarter 2015.

For full-year 2016, total operating expenses decreased $8.6 million, or 1.3%, to $662.6 million and adjusted EBITDA expenses decreased $12.1 million, or 2.0%, from full-year 2015 to $581.2 million. Full-year 2015 operating and adjusted EBITDA expenses included the impact of a $3.4 million non-cash charge for the termination of a technology project in first quarter 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses would have increased 0.8% and adjusted EBITDA expenses would have increased 0.2%, compared to full-year 2015. Operating margin for full-year 2016 was 42.4% compared to 37.6% for full-year 2015.

Headcount: As of December 31, 2016 there were 2,862 employees, up 3.9%, from 2,754 as of December 31, 2015, and up 2.1% from 2,802 at the end of third quarter 2016. As of December 31, 2016, a total of 44% and 56% of employees were located in developed market and emerging market centers, respectively, compared to 47% in developed market centers and 53% in emerging market centers as of December 31, 2015.

Other Expense (Income), Net: Other expense (income), net increased $6.8 million, or 30.8%, for fourth quarter 2016 and increased $47.8 million, or 88.0%, for full-year 2016 compared to the same periods of the prior year. The increase compared to fourth quarter 2015 was substantially driven by higher interest expense resulting from the August 2016 private offering of $500.0 million aggregate principal amount of 4.75% senior notes due 2026 (the “4.75% senior notes”). The increase for full-year 2016 compared to the prior year was due to higher interest expense from the August 2015 private offering of $800.0 million aggregate principal amount of 5.75% senior notes due 2025 and the 4.75% senior notes, as well as a $3.7 million charge for estimated losses associated with miscellaneous transactions in second quarter 2016. Third quarter 2015 benefited from a $6.3 million gain on sale of investment.

Tax Rate: The effective tax rate was 29.7% for fourth quarter 2016, compared to 29.8% for fourth quarter 2015 and 33.1% for third quarter 2016. The lower effective tax rate compared to third quarter 2016 was due to the positive impact of 2016 profits recorded in lower tax jurisdictions, which were higher than previously estimated, as well as several favorable discrete items. The effective tax rate for full-year 2016 was 32.4%, compared to 34.2% for full year 2015. The decrease in the effective tax rate for the full year was primarily driven by ongoing efforts to better align our tax profile with our global operating footprint.

Income from Continuing Operations: Income from continuing operations increased 13.8% to $68.3 million from $60.0 million in fourth quarter 2015. For full-year 2016, income from continuing operations increased 13.4% to $260.9 million compared to $230.0 million for full-year 2015.

Net Income: Net income increased 14.9% to $68.3 million from $59.4 million in fourth quarter 2015. For full-year 2016, net income increased 16.6% to $260.9 million compared to $223.6 million for full-year 2015.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization, was $147.0 million in fourth quarter 2016, up $20.0 million, or 15.8%, from fourth quarter 2015. Adjusted EBITDA margin in fourth quarter 2016 was 50.2%, compared to 46.5% in fourth quarter 2015.

For full-year 2016, adjusted EBITDA was $569.5 million, up 18.2% from full-year 2015, and adjusted EBITDA margin was 49.5% for full-year 2016, compared to 44.8% for full-year 2015. The increase in adjusted EBITDA margin was driven by revenue growth in the Index, Analytics and ESG product lines, as well as disciplined firm-wide expense management.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of December 31, 2016 was $791.8 million, of which $208.2 million was held outside of the United States. MSCI seeks to maintain minimum cash balances in the United States of approximately $125.0 million to $150.0 million for general operating purposes. Total outstanding debt as of December 31, 2016 was $2,100.0 million, which excludes deferred financing fees of $24.8 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,308.2 million at December 31, 2016. The total debt to operating income ratio (based on trailing twelve months operating income) was 4.3x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.7x which is higher than the stated MSCI financial policy of maintaining gross leverage within the range of 3.0x to 3.5x. The increase in gross leverage above the stated range was due to the August 2016 private offering of the 4.75% senior notes. MSCI’s intention is to return to within the stated range.

Cash Flow & Capex: Net cash provided by operating activities was $137.7 million in fourth quarter 2016, compared to $81.3 million in fourth quarter 2015. Capex for fourth quarter 2016 was $10.5 million, compared to $18.6 million in fourth quarter 2015. Free cash flow was $127.2 million in fourth quarter 2016, compared to $62.8 million in fourth quarter 2015.

Net cash provided by operating activities was $434.7 million for full-year 2016, compared to $306.0 million for full-year 2015. Capex for full-year 2016 was $42.6 million, compared to $49.2 million for full-year 2015. Free cash flow was $392.1 million for full-year 2016, compared to $256.8 million for full-year 2015.

The increase in both net cash provided by operating activities and free cash flow for fourth quarter 2016 and full-year 2016 compared to the same periods of the prior year was due to higher billings and collections from customers, a decrease in cash expenses and lower cash payments for income taxes, including the impact of income tax refunds on the full year, partially offset by higher interest payments.

Share Count & Capital Return: The weighted average diluted shares outstanding in fourth quarter 2016 declined 9.4% to 93.8 million, compared to 103.6 million in fourth quarter 2015. The lower share count increased diluted and adjusted earnings per share by $0.07 and $0.08, respectively, in fourth quarter 2016 compared to fourth quarter 2015. The decrease was driven by buybacks under the share repurchase programs. In fourth quarter 2016 and through January 27, 2017, MSCI repurchased 4.2 million shares at an average price of $80.27 per share for a total value of $339.7 million. A total of $0.8 billion remains on the outstanding share repurchase authorization as of January 27, 2017. Total shares outstanding as of December 31, 2016 was 91.3 million.

On February 1, 2017, the Board of Directors of MSCI declared a cash dividend of $0.28 per share for first quarter 2017. The first quarter 2017 dividend is payable on March 15, 2017 to shareholders of record as of the close of trading on February 17, 2017.

Table 1: Fourth Quarter and Full-Year 2016 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q4'16	$159,070	$113,161	71.1%	$114,406	$33,344	29.1%	$19,336	$452	2.3%
Q4'15	$143,702	$98,990	68.9%	$110,668	$30,908	27.9%	$18,523	$(2,984)	(16.1%)
Q3'16	$157,751	$111,750	70.8%	$111,291	$31,501	28.3%	$19,391	$73	0.4%
YoY % change	10.7%	14.3%		3.4%	7.9%		4.4%	115.1%

FY 2016	$613,551	$431,478	70.3%	$448,353	$128,507	28.7%	$88,765	$9,472	10.7%
FY 2015	$558,964	$392,987	70.3%	$433,424	$95,468	22.0%	$82,625	$(6,758)	(8.2%)
YoY % change	9.8%	9.8%		3.4%	34.6%		7.4%	240.2%

Index Segment: Operating revenues for fourth quarter 2016 increased $15.4 million, or 10.7%, to $159.1 million, compared to $143.7 million for fourth quarter 2015. The $15.4 million increase was driven by an $8.5 million, or 9.3%, increase in recurring subscriptions, a $5.6 million, or 11.1%, increase in asset-based fees and a $1.3 million, or 60.1%, increase in non-recurring revenues. The $8.5 million increase in recurring subscriptions was driven by strong growth in benchmark and data products broadly, with growth in core products, factor and thematic products, usage fees and custom products. The impact from foreign currency exchange rate fluctuations on Index subscription revenues (including recurring subscriptions and non-recurring revenues) in fourth quarter 2016 was not significant.

The increase in asset-based fees was driven by several items, including a 26.0% increase in revenue from non-ETF passive funds, as well as a 5.4% growth in revenue from ETFs linked to MSCI indexes, resulting from an 11.3% increase in average AUM, partially offset by the impact of a change in the product mix. In addition, revenues from futures and options contracts based on MSCI indexes grew 15.4%, driven by a 41.1% increase in total trading volumes. The adjusted EBITDA margin for Index was 71.1% for fourth quarter 2016, compared to 68.9% for fourth quarter 2015.

Operating revenues for full-year 2016 increased $54.6 million, or 9.8%, to $613.6 million, compared to $559.0 million for full-year 2015. The increase was driven by a $36.2 million, or 10.3%, increase in recurring subscriptions reflecting strong growth in benchmark and data products, a $12.3 million, or 6.2%, increase in asset-based fees and a $6.1 million, or 77.9%, increase in non-recurring revenues. The impact from foreign currency exchange rate fluctuations on Index subscription revenues (includes recurring subscriptions and non-recurring revenues) for full-year 2016 was not significant.

The 6.2% increase in asset-based fees for full-year 2016 was driven by a 19.2% increase in non-ETF passive funds, as well as a 34.8% increase in revenue from futures and options contracts based on MSCI indexes. Revenue from ETFs linked to MSCI indexes was essentially flat for full-year 2016, driven by the impact of a change in the product mix that offset a 6.6% increase in average AUM. The adjusted EBITDA margin for Index was 70.3% for full-year 2016 and full-year 2015.

Index Run Rate at December 31, 2016 grew by $53.8 million, or 9.4%, to $623.7 million, compared to December 31, 2015. The $53.8 million increase was driven by a $37.9 million, or 10.3%, increase in recurring subscription Run Rate and a $15.9 million, or 7.9%, increase in asset-based fee Run Rate. The 10.3% increase in Index subscription Run Rate was driven by an increase in core products, factor and thematic products and usage fees. There was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate in fourth quarter 2016.

Analytics Segment: Operating revenues for fourth quarter 2016 increased $3.7 million, or 3.4%, to $114.4 million, compared to $110.7 million in fourth quarter 2015. The increase was primarily driven by higher revenues from RiskManager, equity models and BarraOne. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 5.6%. The adjusted EBITDA margin for Analytics was 29.1% for fourth quarter 2016, compared to 27.9% for fourth quarter 2015.

Operating revenues for full-year 2016 increased $14.9 million, or 3.4%, to $448.4 million, compared to $433.4 million for full-year 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues would have increased 4.6%. The adjusted EBITDA margin for Analytics was 28.7% for full-year 2016, compared to 22.0% for full-year 2015. The increase in the adjusted EBITDA margin was driven primarily by the ongoing improvement of the cost structure of the Analytics product line, as well as higher revenues.

Analytics Run Rate at December 31, 2016 grew by $14.9 million, or 3.4%, to $451.5 million, compared to December 31, 2015, primarily driven by growth in sales of equity models, as well as RiskManager, BarraOne and InvestorForce products. Adjusting for the impact from foreign currency exchange rate fluctuations, Analytics Run Rate at December 31, 2016 would have increased 3.8% compared to December 31, 2015.

All Other Segment: Operating revenues for fourth quarter 2016 increased $0.8 million, or 4.4%, to $19.3 million, compared to $18.5 million in fourth quarter 2015. The increase in All Other revenues compared to the prior year quarter was driven by a $1.9 million, or 19.5%, increase in ESG revenues to $11.8 million, partially offset by a $1.1 million, or 12.9%, decrease in Real Estate revenues to $7.5 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, fourth quarter 2016 Real Estate revenues would have increased 9.8% and All Other operating revenues would have increased 15.2%. The adjusted EBITDA margin for All Other was 2.3% for fourth quarter 2016, compared to a negative 16.1% for fourth quarter 2015.

Operating revenues for full-year 2016 increased $6.1 million, or 7.4%, to $88.8 million, compared to $82.6 million for full-year 2015. The increase in All Other revenues was driven by a $7.4 million, or 19.6%, increase in ESG revenues to $45.0 million, partially offset by a $1.2 million, or 2.7%, decrease in Real Estate revenues to $43.8 million. Adjusting for the impact of foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, full-year 2016 Real Estate revenues would have increased 7.9% and All Other operating revenues would have increased 13.4%. The adjusted EBITDA margin for All Other was 10.7% for full-year 2016, compared to a negative 8.2% for full-year 2015.

All Other Run Rate at December 31, 2016 grew by $5.4 million, or 6.5%, to $88.1 million, compared to December 31, 2015. The $5.4 million increase was primarily driven by an $8.9 million, or 22.0%, increase in ESG Run Rate to $49.2 million, partially offset by a $3.5 million, or 8.2%, decrease in Real Estate Run Rate to $38.9 million. The increase in ESG Run Rate was driven by strong ESG Ratings sales. Adjusting for the impact from foreign currency exchange rate fluctuations and the divestiture of the Real Estate occupiers business, Real Estate and All Other Run Rate at December 31, 2016 would have increased 5.2% and 14.8%, respectively, compared to December 31, 2015.

Full-Year 2017 Guidance

MSCI’s guidance for full-year 2017 is as follows:

  Total operating expenses are expected to be in the range of $690 million to $705 million and adjusted EBITDA expenses are expected to be in the range of $605 million to $620 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $360 million to $410 million and $310 million to $370 million, respectively.
  The effective tax rate is expected to be in the range of 31.5% to 32.5%.

Conference Call Information

MSCI's senior management will review fourth quarter and full-year 2016 results on Thursday, February 2, 2017 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's investor relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's investor relations homepage.

An audio recording of the conference call will be available on our investor relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through February 4, 2017, the recording will also be available by dialing 1-800-585-8367 passcode: 39509430 within the United States or 1-404-537-3406 passcode: 39509430 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's investor relations website for 12 months after the call.

- Ends -

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2017 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2016 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes and for non-ETF funds, the most recent client reported assets under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 12 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, plus provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before income from discontinued operations, net of income taxes and the after-tax impact of the amortization of intangible assets and, at times, certain other transactions or adjustments.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands, except per share data	2016	2015	2016	Change	2016	2015	Change
Operating revenues	$292,812	$272,893	$288,433	7.3%	$1,150,669	$1,075,013	7.0%
Operating expenses:
Cost of revenues	63,819	64,804	62,986	(1.5%)	252,107	267,695	(5.8%)
Selling and marketing	41,609	39,809	41,514	4.5%	166,666	162,294	2.7%
Research and development	18,960	17,776	18,750	6.7%	75,204	77,320	(2.7%)
General and administrative	21,467	23,590	21,859	(9.0%)	87,235	86,007	1.4%
Amortization of intangible assets	11,498	11,803	11,752	(2.6%)	47,033	46,910	0.3%
Depreciation and amortization of property, equipment and leasehold improvements	9,447	7,568	8,312	24.8%	34,320	30,889	11.1%
Total operating expenses(1)	166,800	165,350	165,173	0.9%	662,565	671,115	(1.3%)

Operating income	126,012	107,543	123,260	17.2%	488,104	403,898	20.8%

Interest income	(901)	(492)	(799)	83.1%	(2,906)	(1,166)	149.2%
Interest expense	29,039	22,896	26,790	26.8%	101,651	62,387	62.9%
Other expense (income)	779	(297)	(253)	(362.3%)	3,421	(6,877)	(149.7%)
Other expenses (income), net	28,917	22,107	25,738	30.8%	102,166	54,344	88.0%

Income from continuing operations before provision for income taxes	97,095	85,436	97,522	13.6%	385,938	349,554	10.4%

Provision for income taxes	28,845	25,437	32,241	13.4%	125,083	119,516	4.7%
Income from continuing operations	68,250	59,999	65,281	13.8%	260,855	230,038	13.4%

Income (loss) from discontinued operations, net of income taxes	—	(593)	—	(100.0%)	—	(6,390)	(100.0%)
Net income	$68,250	$59,406	$65,281	14.9%	$260,855	$223,648	16.6%

Earnings per basic common share from:
Continuing operations	$0.73	$0.59	$0.69	23.7%	$2.72	$2.11	28.9%
Discontinued operations	—	(0.01)	—	(100.0%)	—	(0.06)	(100.0%)
Earnings per basic common share	$0.73	$0.58	$0.69	25.9%	$2.72	$2.05	32.7%

Earnings per diluted common share from:
Continuing operations	$0.73	$0.58	$0.68	25.9%	$2.70	$2.09	29.2%
Discontinued operations	—	(0.01)	—	(100.0%)	—	(0.06)	(100.0%)
Earnings per diluted common share	$0.73	$0.57	$0.68	28.1%	$2.70	$2.03	33.0%

Weighted average shares outstanding used in computing earnings per share:

Basic	93,327	102,837	94,823	(9.2%)	95,986	109,124	(12.0%)
Diluted	93,845	103,590	95,473	(9.4%)	96,540	109,926	(12.2%)

(1) Includes stock-based compensation expense of $8.5 million, $7.8 million and $8.5 million for the three months ended Dec. 31, 2016, Dec. 31, 2015 and Sep. 30, 2016, respectively. Includes stock-based compensation expense of $32.5 million and $27.5 million for the years ended Dec. 31, 2016 and Dec. 31, 2015, respectively.

Table 3: Selected Balance Sheet Items (unaudited)

	As of
	Dec. 31,	Dec. 31,
In thousands	2016	2015
Cash and cash equivalents	$791,834	$777,706
Accounts receivable, net of allowances	$221,504	$208,239

Deferred revenue	$334,358	$317,552
Long-term debt(1)	$2,075,201	$1,579,404

(1) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Dec. 31, 2016 and Dec. 31, 2015 was $2.1 billion and $1.6 billion, respectively.

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Net cash provided by operating activities	$137,708	$81,322	$146,923	69.3%	$434,738	$305,994	42.1%
Net cash used in investing activities	(10,535)	(18,329)	(13,071)	(42.5%)	(42,031)	(48,861)	(14.0%)
Net cash (used in) provided by financing activities	(299,996)	(276,084)	436,430	8.7%	(365,274)	19,949	n/m
Effect of exchange rate changes	(9,405)	(2,691)	(834)	249.5%	(13,305)	(8,175)	62.8%
Net increase (decrease) in cash and cash equivalents	$(182,228)	$(215,782)	$569,448	(15.5%)	$14,128	$268,907	(94.7%)
n/m: not meaningful.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$99,939	$91,407	$98,625	9.3%	$389,348	$353,136	10.3%
Asset-based fees	55,774	50,198	56,122	11.1%	210,229	197,974	6.2%
Non-recurring	3,357	2,097	3,004	60.1%	13,974	7,854	77.9%
Total operating revenues	159,070	143,702	157,751	10.7%	613,551	558,964	9.8%
Adjusted EBITDA expenses	45,909	44,712	46,001	2.7%	182,073	165,977	9.7%
Adjusted EBITDA	$113,161	$98,990	$111,750	14.3%	$431,478	$392,987	9.8%
Adjusted EBITDA margin %	71.1%	68.9%	70.8%		70.3%	70.3%

Analytics	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$111,228	$107,854	$109,554	3.1%	$439,864	$426,725	3.1%
Non-recurring	3,178	2,814	1,737	12.9%	8,489	6,699	26.7%
Total operating revenues	114,406	110,668	111,291	3.4%	448,353	433,424	3.4%
Adjusted EBITDA expenses	81,062	79,760	79,790	1.6%	319,846	337,956	(5.4%)
Adjusted EBITDA	$33,344	$30,908	$31,501	7.9%	$128,507	$95,468	34.6%
Adjusted EBITDA margin %	29.1%	27.9%	28.3%		28.7%	22.0%

All Other	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$17,924	$16,641	$18,329	7.7%	$84,457	$77,666	8.7%
Non-recurring	1,412	1,882	1,062	(25.0%)	4,308	4,959	(13.1%)
Total operating revenues	19,336	18,523	19,391	4.4%	88,765	82,625	7.4%
Adjusted EBITDA expenses	18,884	21,507	19,318	(12.2%)	79,293	89,383	(11.3%)
Adjusted EBITDA	$452	$(2,984)	$73	115.1%	$9,472	$(6,758)	240.2%
Adjusted EBITDA margin %	2.3%	(16.1%)	0.4%		10.7%	(8.2%)

Consolidated	Three Months Ended				Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %	Dec. 31,	Dec. 31,	YoY %
In thousands	2016	2015	2016	Change	2016	2015	Change
Operating revenues:
Recurring subscriptions	$229,091	$215,902	$226,508	6.1%	$913,669	$857,527	6.5%
Asset-based fees	55,774	50,198	56,122	11.1%	210,229	197,974	6.2%
Non-recurring	7,947	6,793	5,803	17.0%	26,771	19,512	37.2%
Operating revenues total	292,812	272,893	288,433	7.3%	1,150,669	1,075,013	7.0%
Adjusted EBITDA expenses	145,855	145,979	145,109	(0.1%)	581,212	593,316	(2.0%)
Adjusted EBITDA	$146,957	$126,914	$143,324	15.8%	$569,457	$481,697	18.2%
Adjusted EBITDA margin %	50.2%	46.5%	49.7%		49.5%	44.8%
Operating margin %	43.0%	39.4%	42.7%		42.4%	37.6%

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In thousands	2016	2016	2016	2016	2015	2016	2015
Index
New recurring subscription sales	$17,220	$11,758	$13,139	$13,162	$13,702	$55,279	$49,521
Subscription cancellations	(6,071)	(3,840)	(4,096)	(3,410)	(6,147)	(17,417)	(16,254)
Net new recurring subscription sales	$11,149	$7,918	$9,043	$9,752	$7,555	$37,862	$33,267
Non-recurring sales	$3,461	$5,468	$5,379	$3,542	$2,779	$17,850	$8,964
Total gross sales(1)	$20,681	$17,226	$18,518	$16,704	$16,481	$73,129	$58,485
Total net sales	$14,610	$13,386	$14,422	$13,294	$10,334	$55,712	$42,231

Index Aggregate Retention Rate(2)	93.4%	95.8%	95.6%	96.3%	92.7%	95.3%	95.2%

Analytics
New recurring subscription sales	$18,617	$13,131	$11,149	$12,358	$16,481	$55,255	$52,819
Subscription cancellations	(13,749)	(10,530)	(9,015)	(5,911)	(10,593)	(39,205)	(29,362)
Net new recurring subscription sales	$4,868	$2,601	$2,134	$6,447	$5,888	$16,050	$23,457
Non-recurring sales	$3,215	$2,330	$1,429	$1,856	$2,490	$8,830	$7,286
Total gross sales(1)	$21,832	$15,461	$12,578	$14,214	$18,971	$64,085	$60,105
Total net sales	$8,083	$4,931	$3,563	$8,303	$8,378	$24,880	$30,743

Analytics Aggregate Retention Rate(2)	87.4%	90.4%	91.7%	94.6%	89.9%	91.0%	93.0%

All Other
New recurring subscription sales	$6,364	$3,877	$4,481	$5,256	$4,206	$19,978	$16,657
Subscription cancellations	(2,526)	(1,903)	(2,243)	(1,616)	(3,183)	(8,288)	(9,042)
Net new recurring subscription sales	$3,838	$1,974	$2,238	$3,640	$1,023	$11,690	$7,615
Non-recurring sales	$1,139	$774	$1,132	$1,202	$1,592	$4,247	$4,880
Total gross sales(1)	$7,503	$4,651	$5,613	$6,458	$5,798	$24,225	$21,537
Total net sales	$4,977	$2,748	$3,370	$4,842	$2,615	$15,937	$12,495

All Other Aggregate Retention Rate(2)	87.8%	90.8%	89.2%	92.2%	83.9%	90.0%	88.6%

Consolidated
New recurring subscription sales	$42,201	$28,766	$28,769	$30,776	$34,389	$130,512	$118,997
Subscription cancellations	(22,346)	(16,273)	(15,354)	(10,937)	(19,923)	(64,910)	(54,658)
Net new recurring subscription sales	$19,855	$12,493	$13,415	$19,839	$14,466	$65,602	$64,339
Non-recurring sales	$7,815	$8,572	$7,940	$6,600	$6,861	$30,927	$21,130
Total gross sales(1)	$50,016	$37,338	$36,709	$37,376	$41,250	$161,439	$140,127
Total net sales	$27,670	$21,065	$21,355	$26,439	$21,327	$96,529	$85,469

Total Aggregate Retention Rate(2)	89.9%	92.7%	93.1%	95.1%	90.4%	92.7%	93.4%

(1) Total gross sales equal recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: ETF Assets Linked to MSCI Indexes (unaudited)(1)

	Three Months Ended					Year Ended
	Dec. 31,	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In billions	2016	2016	2016	2016	2015	2016	2015
Beginning Period AUM in ETFs linked to MSCI Indexes	$474.9	$439.7	$438.3	$433.4	$390.2	$433.4	$373.3
Market Appreciation/(Depreciation)	(8.7)	23.7	(2.5)	(1.7)	14.5	10.8	(27.6)
Cash Inflows	15.2	11.5	3.9	6.6	28.7	37.2	87.7
Period-End AUM in ETFs linked to MSCI Indexes	$481.4	$474.9	$439.7	$438.3	$433.4	$481.4	$433.4

Period Average AUM in ETFs linked to MSCI Indexes	$471.1	$467.3	$438.8	$407.9	$423.3	$446.4	$418.8

Avg. Basis Point Fee(2)	3.10	3.11	3.12	3.24	3.32	3.10	3.32

Source: Bloomberg and MSCI
(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) Based on period-end Run Rate using period-end AUM.
AUM: Assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Dec. 31,	Dec. 31,	Sep. 30,	YoY %
In thousands	2016	2015	2016	Change
Index
Recurring subscriptions	$406,729	$368,855	$395,601	10.3%
Asset-based fees	216,982	201,047	212,224	7.9%
Index Run Rate	623,711	569,902	607,825	9.4%

Analytics Run Rate	451,533	436,671	452,323	3.4%

All Other Run Rate	88,074	82,677	86,738	6.5%

Total Run Rate	$1,163,318	$1,089,250	$1,146,886	6.8%

Total recurring subscriptions	$946,336	$888,203	$934,662	6.5%
Total asset-based fees	216,982	201,047	212,224	7.9%
Total Run Rate	$1,163,318	$1,089,250	$1,146,886	6.8%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands	2016	2015	2016	2016	2015
Index adjusted EBITDA	$113,161	$98,990	$111,750	$431,478	$392,987
Analytics adjusted EBITDA	33,344	30,908	31,501	128,507	95,468
All Other adjusted EBITDA	452	(2,984)	73	9,472	(6,758)
Consolidated adjusted EBITDA	146,957	126,914	143,324	569,457	481,697
Amortization of intangible assets	11,498	11,803	11,752	47,033	46,910
Depreciation and amortization of property, equipment and leasehold improvements	9,447	7,568	8,312	34,320	30,889
Operating income	126,012	107,543	123,260	488,104	403,898
Other expense (income), net	28,917	22,107	25,738	102,166	54,344
Provision for income taxes	28,845	25,437	32,241	125,083	119,516
Income from continuing operations	68,250	59,999	65,281	260,855	230,038
Income (loss) from discontinued operations, net of income taxes	—	(593)	—	—	(6,390)
Net income	$68,250	$59,406	$65,281	$260,855	$223,648

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2016	2015	2016	2016	2015
Net income	$68,250	$59,406	$65,281	$260,855	$223,648
Less: Income (loss) from discontinued operations, net of income taxes	—	(593)	—	—	(6,390)
Income from continuing operations	68,250	59,999	65,281	260,855	230,038
Plus: Amortization of intangible assets	11,498	11,803	11,752	47,033	46,910
Less: Gain on sale of investment	—	—	—	—	(6,300)
Less: Income tax effect	(3,403)	(3,534)	(3,873)	(15,243)	(16,039)
Adjusted net income	$76,345	$68,268	$73,160	$292,645	$254,609

Diluted EPS	$0.73	$0.57	$0.68	$2.70	$2.03
Less: Earnings per diluted common share from discontinued operations	—	(0.01)	—	—	(0.06)
Earnings per diluted common share from continuing operations	$0.73	$0.58	$0.68	$2.70	$2.09
Plus: Amortization of intangible assets	0.12	0.11	0.12	0.49	0.43
Less: Gain on sale of investment	—	—	—	—	(0.06)
Less: Income tax effect	(0.04)	(0.03)	(0.03)	(0.16)	(0.14)
Adjusted EPS	$0.81	$0.66	$0.77	$3.03	$2.32

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2017
In thousands	2016	2015	2016	2016	2015	Outlook
Index adjusted EBITDA expenses	$45,909	$44,712	$46,001	$182,073	$165,977
Analytics adjusted EBITDA expenses	81,062	79,760	79,790	319,846	337,956
All Other adjusted EBITDA expenses	18,884	21,507	19,318	79,293	89,383
Consolidated adjusted EBITDA expenses	145,855	145,979	145,109	581,212	593,316	$605,000 - $620,000
Amortization of intangible assets	11,498	11,803	11,752	47,033	46,910
Depreciation and amortization of property,						85,000
equipment and leasehold improvements	9,447	7,568	8,312	34,320	30,889
Total operating expenses	$166,800	$165,350	$165,173	$662,565	$671,115	$690,000 - $705,000

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Year Ended		Full-Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2017
In thousands	2016	2015	2016	2016	2015	Outlook
Net cash provided by operating activities	$137,708	$81,322	$146,923	$434,738	$305,994	$360,000 - $410,000
Capital expenditures	(8,140)	(16,127)	(10,867)	(32,284)	(40,652)
Capitalized software development costs	(2,395)	(2,438)	(2,861)	(10,344)	(8,500)
Capex	(10,535)	(18,565)	(13,728)	(42,628)	(49,152)	(50,000 - 40,000)
Free cash flow	$127,173	$62,757	$133,195	$392,110	$256,842	$310,000 - $370,000

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